                                                                     EXHIBIT 2.8
                                Lynne M. Geyser
                                Attorney at Law



                                                                   P.O. Box 4715
                                                     San Clemente, Ca 92674-4715
                                                              Phone 949-498-8061
                                                        24 Hour Phone 1-500-488-
Legal
                                                                Fax 949-498-7772



August 13, 1999                                    VIA FAX:530-583-1355
                                                               (Tahoe)


Patrick C. Simek, Esq.
1812 Broadway
Lubbock, TX 79401

Re: Millennia/AWS/Mace Purchase - Quaker Car Wash, Inc.
    ---------------------------------------------------

Dear Patrick:

This letter agreement between Buyer and Seller is to restructure the above transaction. As you know, the transaction was originally an asset purchase for cash, then became an asset purchase for stock, and ultimately a stock purchase for stock. Now, the parties have agreed to return this transaction to its status as an asset purchase for stock. To accomplish their goals, the parties have also agreed to: increase the purchase price by $55,000.00, to be paid in cash; provide that inventory will not be included in the sales price or be handled through escrow, but will be addressed by the parties outside of escrow; and designate the purchasing entity. This letter amends the letters of 11/23/98, 1/6/99, 2/26/99, 4/7/99, 5/10/99, and 6/25/99, but only to the extent set forth below.

As you requested, rather than setting forth each provision amended, this letter will state the net changes effected by it.

This letter is to amend the CAR WASH ASSET PURCHASE/SALE AGREEMENT ("Agreement") in accordance with the foregoing. The changes hereby agreed to are as follows:

1. The Purchase Price is hereby amended to be $2,905,000.00. The Purchase Price shall be paid in the following manner:

               (i) Cash $55,000.00, of which $10,000.00 is in Escrow and shall be credited to Buyer's account.

Patrick Simek, Esq.
Letter Amendment
August 13, 1999
Page 2 of 4



               (ii)Assumption of Debt of not less than One Million Dollars ($1,000,000.00) nor more than One Million Five Hundred and Fifty-Five Thousand Dollars ($1,555,000.00) per Exhibit "K."
                                                         ----------

               (ii) Balance of the Purchase Price shall consist of between One Million Eight Hundred and Fifty Thousand Dollars ($1,850,000.00) and One Million Two Hundred and Ninety-Five Thousand Dollars ($1,295,000.00) in Mace Securities International, Inc. ("Issuer") Stock which, for the purpose of this Agreement only, shall be valued at Seven Dollars and Eighty-One Cents ($7.81) per share. The exact amount of the balance required to be issued pursuant to this subparagraph (ii) shall depend upon the exact amount of the Assumption of Debt as specified in subparagraph (ii) immediately above. Of the total amount of the Purchase Price, $100,000 in shares shall be held back in accordance with BPI Item 11 as amended. The remaining shares shall be issued at Close of Escrow. At the end of the Hold-Back Period, so much of the Hold-Back shares as are then remaining, shall be issued to Seller.

2.   The allocation of the Purchase Price is:

          Land:                       $2,455,000.00
                                      -------------
          Building:                   $  395,000.00
                                      -------------
          Car Wash Equipment:         $   50,000.00
                                      -------------
          Covenant Not to Compete     $    5,000.00
                                      -------------
3. It is the intent of the parties that the transaction be structured as a non-taxable re-organization of stock for assets and not as an exchange of stock for stock. Therefore, all references to acquisition of stock for stock are hereby deleted.

4.   Seller is hereby identified as Quaker Car Wash, Inc.

5. American Wash Services, Inc., which as a result of merger and by operation of law has become Mace Wash, Inc., hereby assigns all of its right, title and interest in and to the Agreement as amended, to Mace Car Wash, Inc. Each of the foregoing is a Delaware corporation and each is a wholly owned subsidiary of Mace Security International, Inc.

6. Inventory is not included in the Purchase Price and Escrow shall not make any adjustment for Inventory. Inventory reimbursement shall be handled outside of Escrow, directly between Buyer and Seller.

7. Date for Close of Escrow is hereby extended to "on or before August 18, 1999."

8. Other than as set forth herein, there are no other changes to the terms and conditions of the Agreement or the Escrow.

Patrick Simek, Esq.
Letter Amendment
August 13, 1999
Page 3 of 4


If you have any questions please do not hesitate to contact me. Please sign below to indicate your acceptance of this amendment. Please FedEx five (5) copies to Vicki at Arizona Escrow with your original signature and fax one copy to me at (949) 498-7772 and one to Carrie at (760) 635-0578.


Very truly yours,

/s/ Lynne M. Geyser
Lynne M. Geyser

cc: Carrie Tonini - DRI - Distribtion



APPROVED AND ACCEPTED:
Quaker Car Wash, Inc.
a Texas corporation "Seller"



By: /s/ Patrick C. Simek
   ---------------------
        Patrick C. Simek
        President



SHAREHOLDER
PATRICK C. SIMEK



     /s/ Patrick C. Simek
---------------------------
     Patrick C. Simek [100%]

Patrick Simek, Esq.
Letter Amendment
August 13, 1999
Page 4 of 4


AMERICAN WASH SERVICES, INC.
now MACE WASH, INC.
a Delaware corporation "Buyer" and "Buyer-Assignor"



By:_____________________________________
Name:___________________________________
Its:______________________________________



MACE CAR WASH, INC.
a Delaware corporation "Buyer" and "Buyer-Assignee"



By:____________________________________
Name:___________________________________
Its:______________________________________